Exhibit 10.2

EXECUTION COPY

AWARD AGREEMENT

for

NON-QUALIFIED STOCK OPTION

(200,000 Shares)

THIS AWARD AGREEMENT (the “Agreement”), effective as of June 15, 2009 (the “Grant Date”), is made by and between RENTRAK CORPORATION, an Oregon corporation (“Corporation”), and WILLIAM P. LIVEK, an employee of Corporation (“Employee”):

RECITALS

A. Corporation wishes to afford Employee the opportunity to purchase Shares of its $.001 par value Common Stock (the “Common Stock”).

B. Corporation has adopted the 2005 Stock Incentive Plan of Rentrak Corporation (the “Plan”).

C. The Committee appointed to administer the Plan has determined that it would be to the advantage and best interest of Corporation and its shareholders to grant the Non-Qualified Stock Option Award (the “Option”) provided for in this Agreement to Employee as an inducement to accept employment as Chief Executive Officer of Corporation and as an incentive to provide high quality services during such employment.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants in this Agreement and other good and valuable consideration, receipt of which is acknowledged, the parties agree as follows:

1. GRANT OF OPTION

1.1 Grant of Option. In consideration of Employee’s agreement to become an employee of Corporation or its Subsidiaries and for other good and valuable consideration, effective as of the date of this Agreement, Corporation irrevocably grants to Employee an Option to purchase any part or all of an aggregate of 200,000 Shares of Common Stock upon the terms and conditions set forth in this Agreement.

1.2 Purchase Price. The purchase price of the Shares covered by the Option is $14.50 per Share, without commission or other charge, subject to adjustment as provided in Section 13 of the Plan.

1.3 Consideration to Corporation. In consideration of the granting of this Option by Corporation, Employee agrees to render faithful and efficient services to Corporation or any Subsidiary, with such duties and responsibilities as set forth in Employee’s employment agreement with Corporation. Nothing in this Agreement or the Plan confers upon Employee any right to continue in the employ of Corporation or any Subsidiary or will interfere with or restrict in any way the rights of Corporation and its Subsidiaries, which are expressly reserved, to discharge Employee at any time for any reason whatsoever, with or without cause, except as provided in Employee’s employment agreement with Corporation.

1.4 Cause and Good Reason. For purposes of this Agreement, “Cause” and “Good Reason” for termination of employment have the meanings set forth in Employee’s employment agreement.

1.5 Adjustments in Option. The Option is subject to adjustment as provided in Section 13 of the Plan.

2. PERIOD OF EXERCISABILITY

2.1 Commencement of Exercisability.

(a) Unless the Option is otherwise terminated or the time of its exercisability is accelerated in accordance with this Agreement, the Option may be exercised from time to time beginning on the dates indicated to purchase Shares up to the following limits (including any Shares previously purchased pursuant to the Option):

(i) Beginning April 1, 2010 – 50,000 Shares;

(ii) Beginning April 1, 2011 – an additional 50,000 Shares;

(iii) Beginning April 1, 2012 – an additional 50,000 Shares; and

(iv) Beginning April 1, 2013 – 100 percent of the Shares.

(b) Notwithstanding Section 2.1(a), if Employee’s employment is terminated by Corporation without Cause or by Employee for Good Reason, the Option will become exercisable, to the extent it is not then exercisable, as to the installment scheduled to become exercisable in the calendar year in which termination of Employee’s employment occurs and the installment scheduled to become exercisable in the following calendar year. Acceleration of vesting under this Section 2.1(b) is conditioned upon execution of the release described in Section 6.2 of the Employee’s employment agreement.

(c) Notwithstanding Section 2.1(a), the Option will become fully and immediately exercisable if an event occurs on or after six months following the Grant Date that constitutes a Change in Control of Corporation before the Option expires pursuant to Section 2.3. If the Change in Control occurs before six months has elapsed following the Grant Date, the Option will become fully and immediately exercisable as to an aggregate of 100,000 Shares, and the Option shall terminate and be unexercisable as to the remaining 100,000 Shares. For purposes of this Agreement, “Change in Control” is defined as the first occurrence of any of the following:

(i) Any person (including any individual, corporation, limited liability company, partnership, trust, group, association, or other “person,” as such term is used in Section 13(d)(3) or 14(d) of the Exchange Act) other than a trustee or other fiduciary holding securities under an employee benefit plan of Corporation, is or becomes a beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Corporation representing more than 50 percent of the combined voting power of Corporation’s then outstanding securities;

(ii) A majority of the directors elected at any annual or special meeting of shareholders are not individuals nominated by Corporation’s then incumbent Board; or

(iii) The shareholders of Corporation approve (i) a merger or consolidation of Corporation with any other corporation, other than a merger or consolidation which would result in the Voting Securities (defined as all issued and outstanding securities ordinarily having the right to vote at elections of Corporation’s directors) of Corporation outstanding immediately prior to such transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 50 percent or more of the combined voting power of the Voting Securities of Corporation or of such surviving entity outstanding immediately after such merger or consolidation, (ii) a plan of complete liquidation of Corporation, or (iii) an agreement for the sale or disposition by Corporation of all or substantially all of its assets.

(d) No portion of the Option which is unexercisable upon termination of Employee’s employment with Corporation or any Subsidiary will subsequently become exercisable.

2.2 Duration of Exercisability. Once the Option becomes exercisable pursuant to Section 2.1, it will remain exercisable until it becomes unexercisable under Section 2.3.

2.3 Expiration of Option. To the extent the Option had previously become exercisable, the Option may not be exercised to any extent by anyone after the first to occur of the following events:

(a) June 15, 2019;

(b) Immediately upon termination of Employee’s employment with Corporation or any Subsidiary for Cause;

(c) One year following Employee’s death or disability;

(d) Six months following termination of employment for any reason other than Cause, death, or disability; or

(e) On the date specified in Section 2.4(b) in connection with a Terminating Event (as that term is defined in Section 2.4(b)).

2.4 Adjustments to and/or Cancellation of the Option

(a) Neither (i) the issuance of additional shares of stock of Corporation in exchange for adequate consideration (including services), nor (ii) the conversion of outstanding preferred shares of Corporation into Common Stock, will be deemed to require an adjustment in the Shares covered by the Option or in the purchase price of Shares subject to the Option pursuant to Section 13 of the Plan. In the event the Committee determines that an event has occurred affecting Corporation such that an adjustment to the Option under Section 13 of the Plan should be made but that it is not practical or feasible to make such an adjustment, such event will be deemed a Terminating Event subject to the following subsection.

(b) Subject to Section 13 of the Plan, in the event of a Change in Control or the occurrence of an event in accordance with the last sentence of the previous subsection (any of such events is herein referred to as a “Terminating Event”), the Committee will determine whether a provision will be made in connection with the Terminating Event for an appropriate assumption of the Option by, or substitution of appropriate new options covering stock of, a successor corporation employing Employee or stock of an affiliate of such successor employer corporation. If the Committee determines that such an appropriate assumption or substitution will be made, the Committee will give notice of the determination to Employee and the terms of such assumption or substitution, and any adjustments made (i) to the number and kind of shares subject to the Option outstanding under the Plan (or to options issued in substitution therefor), (ii) to the Option purchase price, and (iii) to the terms and conditions of the Option, will be binding upon Employee. If the Committee determines that no assumption or substitution will be made, the Committee will give notice of this determination to Employee, whereupon Employee will have the right for a period of 30 days following the notice to exercise in full or in part the unexercised and unexpired portion of this Option, which will become exercisable as specified in Section 2.1(c) above. Upon the expiration of this 30-day period, the Option will expire to the extent not earlier exercised.

(c) The Committee will exercise its discretion in connection with the determinations under this Section 2.4 in good faith and in a uniform and nondiscriminatory manner with respect to all participants under the Plan.

3. EXERCISE OF OPTION

3.1 Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 2.3; provided, however, that each partial exercise will be for not less than 100 Shares and must be for whole Shares only.

3.2 Manner of Exercise. The Option, or any exercisable portion thereof, may be exercised solely by delivery to Corporation’s Secretary or his office of all of the following prior to the time when the Option or such portion becomes unexercisable under Section 2.3:

(a) A written notice complying with the applicable rules established by the Committee stating that the Option, or a portion thereof, is exercised. The notice must be signed by Employee or other person then entitled to exercise the Option or such portion.

(b) Full payment to Corporation for the Shares with respect to which such Option or portion is exercised, which must be:

(i) In cash; or

(ii) In Shares of Common Stock owned by Employee, duly endorsed for transfer to Corporation, with a Fair Market Value on the date of delivery equal to the aggregate purchase price of the Shares as to which the Option is exercised; or

(iii) In Shares of Common Stock issuable to Employee upon exercise of the Option, with a Fair Market Value on the date of delivery equal to the aggregate purchase price of the Shares as to which the Option is exercised.

(c) A bona fide written representation and agreement, in a form satisfactory to the Committee, signed by Employee or other person then entitled to exercise such Option or portion as the Committee in its discretion, determines is necessary or appropriate to effect compliance with the Securities Act of 1933 and any other federal or state securities laws or regulations.

(d) Full payment to Corporation (or other employer corporation) of all amounts which, under federal, state or local tax law, it is required to withhold upon exercise of the Option. Such payment may be, in whole or in part, in (i) cash, (ii) Shares of Corporation’s Common Stock owned by Employee, duly endorsed for transfer, with a Fair Market Value equal to the sums required to be withheld, or (iii) Shares of Corporation’s Common Stock issuable to Employee upon exercise of the Option with a Fair Market Value equal to the sums required to be withheld.

(e) In the event the Option or portion is exercised pursuant to Section 4.1 by any person or persons other than Employee, appropriate proof of the right of such person or persons to exercise the Option.

3.3 Rights as Shareholder. The holder of the Option is not, and does not have any of the rights or privileges of, a shareholder of Corporation in respect of any Shares purchasable upon the exercise of any part of the Option unless and until certificates representing such Shares have been issued by Corporation to such holder.

4. OTHER PROVISIONS

4.1 Option Not Transferable. Neither the Option nor any interest or right therein or part thereof may be sold, pledged, assigned, or transferred in any manner other than by will or the laws of descent and distribution, unless and until such Option has been exercised, or the Shares underlying such Option have been issued, and all restrictions applicable to such Shares have lapsed. Neither the Option nor any interest or right in the Option or part thereof will be liable for the debts, contracts or engagements of Employee or his successors in interest or will be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof will be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

4.2 Shares to Be Reserved. Corporation will at all times during the term of the Option reserve and keep available such number of Shares of Common Stock as will be sufficient to satisfy the requirements of this Agreement.

4.3 Notices. Any notice to be given under the terms of this Agreement to Corporation must be addressed to Corporation in care of its Secretary, and any notice to be given to Employee will be addressed to him at the address given beneath his signature. By a notice given pursuant to this Section 4.3, either party may designate a different address for notices to be given. Any notice which is required to be given to Employee will, if Employee is then deceased, be given to Employee’s personal representative if such representative has previously informed Corporation of his status and address by written notice under this Section 4.3. Any notice will be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as pursuant to this Section, and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

4.4 Titles. Titles are provided in this Agreement for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.5 Construction. This Agreement will be administered, interpreted and enforced under the internal laws of the State of Oregon without regard to conflicts of laws thereof.

4.6 Conformity to Securities Laws. Employee acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act of 1933 and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, including without limitation Rule 144 under the Securities Act of 1933 and Rule 16b-3 under the Exchange Act. Notwithstanding anything herein to the contrary, the Plan will be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement will be deemed amended to the extent necessary to conform to such laws, rules and regulations.

4.7 Definition of Terms All capitalized terms used in this Agreement without definition have the meanings ascribed to such terms in the Plan.

RENTRAK CORPORATION

By	/s/ Paul A. Rosenbaum
Chairman of the Board

/s/ William P. Livek
William P. Livek

Address:

1519 SE 2nd Street

Fort Lauderdale, Florida 33301

Employee’s Taxpayer Identification Number: